EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Washington Trust Bancorp, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-107141, 333-72277, 333-48315, 333-13167, 033-23048, 333-146388, 333-160298 and 333-188076) on Form S-8 and in the registration statements (Nos. 333-13821, 033-28065, 333-42502, 333-154521, 333-220978 and 333-249222) on Form S-3 of Washington Trust Bancorp, Inc. and subsidiaries of our reports dated February 26, 2019, with respect to the consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for the year ended December 31, 2018, and the related notes, which report appears in the December 31, 2018 annual report on Form 10-K of Washington Trust Bancorp, Inc.

/s/ KPMG LLP

Providence, Rhode Island
February 25, 2021